EXHIBIT 99.1



                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                                               May 13, 2005


Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)


BLUE DOLPHIN ENERGY COMPANY REPORTS FIRST QUARTER RESULTS

Blue Dolphin Energy Company reported a net loss of $196,992 on revenues of $359,030 for the quarter ended March 31, 2005, compared to a net loss of
$519,606 on revenues of $358,931 for the quarter ended March 31, 2004. The improvement in 2005 results was primarily due to gains recorded from the placement of our interests in certain offshore oil and gas leases of approximately $140,000, and the elimination of accrued interest pursuant to the restructuring of a promissory note of approximately $132,000.


                                      (In thousands, except per share amounts)
                                                   Quarter Ended
                                                     March 31,
                                                                 Net Change
                                          2005        2004      2005 vs 2004
                                        --------    --------    ------------

        Revenues                        $    359    $    359    $        --
        Net loss                        $   (197)   $   (520)   $        323
        Net loss per common share
             Basic and diluted          $  (0.03)   $  (0.08)   $       0.05


There are currently 8,988,546 shares of common stock issued and outstanding.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate. Questions should be directed to G. Brian Lloyd, Vice President, Treasurer, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.